EXHIBIT 99.1
CAMDEN PROPERTY TRUST APPOINTS
FRANCES ALDRICH SEVILLA-SACASA TO BOARD OF TRUST MANAGERS
Houston, TEXAS (August 9, 2011) – Camden Property Trust (NYSE: CPT) announced the appointment of Frances Aldrich Sevilla-Sacasa to the Company’s Board of Trust Managers, effective August 9, 2011. Ms. Sevilla-Sacasa will serve as an independent trust manager of the Company.
Ms. Sevilla-Sacasa currently serves as Executive Advisor to the Dean of the University of Miami School of Business, and from January 15, 2011 to July 31, 2011 she served as the Interim Dean of the University of Miami School of Business. From July 2007 to December 2008 Ms. Sevilla-Sacasa was the President of US Trust, Bank of America Private Wealth Management. From early 2007 until June 2007 Ms. Sevilla-Sacasa was the President and CEO of US Trust Company, and from November 2005 until June 2007 she served as President of US Trust Company.
“We are pleased to have Frances join our Board of Trust Managers,” said Richard J. Campo, Camden’s Chairman and Chief Executive Officer. “Frances brings a wealth of knowledge and business experience to our Board, and she will be a valuable addition.” The appointment of Ms. Sevilla-Sacasa fills a vacancy on the Company’s Board which resulted from the retirement of a previous independent trust manager earlier this year.
Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 196 properties containing 67,212 apartment homes across the United States. Upon completion of eight properties under development, the Company’s portfolio will increase to 69,421 apartment homes in 204 properties. Camden was recently named by FORTUNE® Magazine for the fourth consecutive year as one of the “100 Best Companies to Work For” in America, placing 7th on the list.
For additional information, please contact Camden’s Investor Relations Department at (800) 922-6336 or (713) 354-2787 or access our website at www.camdenliving.com.